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                   [LETTERHEAD OF THOMPSON HINE & FLORY LLP]

                                                                Exhibit 8.1


                              November 24, 1997



Key Consumer Acceptance Corporation
Key Tower
127 Public Square
Cleveland, Ohio  44115-1306

        Re: Key Consumer Acceptance Corporation Registration Statement on Form S-3 (No. 333-38211)


Ladies and Gentlemen:

We have acted as special tax counsel for Key Consumer Acceptance Corporation, a Delaware corporation (the "Seller"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Seller with the Securities and Exchange Commission in connection with the registration by the Seller of Asset Backed Notes (the "Notes") and Asset Backed Certificates (the "Certificates") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "Prospectus Supplement") to the Prospectus (the "Prospectus") included in the Registration Statement.

We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes and Certificates and in order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Pooling and Servicing Agreement, (ii) the Trust Agreement, (iii) the Sale and Servicing Agreement, (iv) the Indenture, and (v) the Notes and Certificates filed as exhibits to the Registration Statement (collectively the "Operative Documents") and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning Federal income tax matters and ERISA matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") including those contained in published Revenue Rulings and Revenue Procedures, the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, Department of Labor ("DOL") Regulations promulgated thereunder, prohibited transaction exemptions granted by the DOL, and existing judicial decisions. The opinions set forth in this letter concerning Ohio
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Key Consumer Acceptance Corporation                                      Page 2
November 24, 1997

corporation franchise tax are based upon applicable provisions of the Ohio Revised Code, Ohio Administrative Code, Opinions of the Ohio Attorney General, and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the captions "Federal Income Tax Consequences," "State Tax Consequences," and "ERISA Considerations" in the Prospectus and the Prospectus Supplements which constitute a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm our opinion with respect to the Federal income tax characterization of the Certificates and the Notes and the Federal income tax treatment of the issuance of such Certificates and Notes set forth under the caption "Federal Income Tax Consequences" in the Prospectus and each Prospectus Supplement, and our opinion with respect to the Ohio corporation franchise tax characterization of the Notes set forth under the caption "State Tax Consequences" in the Form of Owner Trust Prospectus Supplement, subject to the limitations expressed therein. In our opinion, for Federal income tax purposes, the Notes will be characterized as debt, and the Trust will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation. Also in our opinion the same characterization of the Notes as debt for Federal income tax purposes would apply for Ohio corporation franchise tax purposes. Moreover, we are of the opinion that the statements set forth in the Prospectus and the Prospectus Supplements under the headings "Summary of Terms -- Tax Status," "Summary of Terms -- ERISA Considerations," "Federal Income Tax Consequences," "State Tax Consequences" and "ERISA Considerations" are a fair and accurate summary of the material tax and ERISA consequences of the issuance and holding of the Notes and the Certificates. There can be no assurance, however, that the tax legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We note that the Prospectus does not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences, state tax consequences, and ERISA considerations may, under certain circumstances, require modification in the context of an actual transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus and Prospectus Supplements under the caption "Federal Income Tax Consequences" and "Legal Opinions" and in the Form of Owner Trust Prospectus Supplement under the caption "State Tax Consequences."

                                        Very truly yours,


                                        /s/ Thompson Hine & Flory LLP